Exhibit 3.1
ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website:  www.nvsos.gov

Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS)	Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20100722567-72
Filing Date and Time 09/23/2010 7:30 AM
Entity Number C4773-2003

USE BLACK INK ONLY – DO NOT HIGHLIGHT

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation
(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)
(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1.	Name of Nevada entity as last recorded in this office:
AMP PRODUCTIONS LTD.

2.	The articles are: (mark only one box) ☐ Restated ☒ Amended and Restated
Please entitle your attached articles “Restated” or “Amended and Restated,” accordingly.

3.	Indicate what changes have been made by checking the appropriate box.*

☐
No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: ___________

The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☐	The entity name has been amended.

☐	The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)

☐	The purpose of the entity has been amended.

☒	The authorized shares have been amended.

☐	The directors, managers or general partners have been amended.

☐	IRS tax language has been added.

☒	Articles have been added.

☒	Articles have been deleted.

☐	Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

*This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles.  The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.                                   Nevada Secretary of State Restated Articles
Revised:  10-16-09

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

AMP PRODUCTIONS LTD.

(A Nevada Corporation)

AMP Productions Ltd., a corporation organized and existing under the Laws of the State of Nevada (the
"Corporation"), upon approval of its Board of Directors and approval by a majority of its shareholders does hereby adopt the following as its Articles of Incorporation pursuant to NRS 78.403, replacing in their entirety, the Corporation's present Articles of Incorporation.

ARTICLE l

NAME

1.1           The name of the Corporation is AMP PRODUCTIONS LTD.

ARTICLE 2

PURPOSE

2.1           The purpose for which the Corporation is organized is to engage in any lawful activity within or outside the State of Nevada.

2.2           The Corporation may maintain offices at such other places within or without the State of Nevada as it may from time to time determine.  Corporate business of every kind and nature may be conducted, and meetings of directors and stockholders may be held outside the State of Nevada with the same effect as if in the State of Nevada.

ARTICLE 3

BOARD OF DIRECTORS

3.1           The governing board of this Corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the Bylaws of this Corporation, providing that the number of directors shall not be reduced to fewer than one (1).

ARTICLE 4

CAPITAL STOCK

4.1           The aggregate number of shares that the Corporation shall have authority to issue is ONE BILLION (1,000,000,000) shares, consisting of (i) NINE HUNDRED MILLION (900,000,000) shares of Common Stock, par value $0.0001 per share (the "Common Stock"); and ONE HUNDRED MILLION (100,000,000) shares of preferred stock, par value $0.0001 per share (the "Preferred Stock").

4.2           The board of directors is authorized from time to time to establish one or more series of Preferred Stock and to determine and prescribe the voting powers, distinguishing designations, preferences, limitations, restrictions and relative rights of the Preferred Stock before issuance of any shares of that class and of any series of Preferred Stock before issuance of shares of that series.

4.3           The board of directors has authority to authorize and direct the issuance by the Corporation of shares of Preferred Stock and Common Stock at such times, in such amounts, to such persons, for such consideration as the board of directors shall determine to be adequate, and upon such terms and conditions as the board of directors may, from time to time, determine, subject only to the restriction, limitations, conditions and requirements imposed by the Nevada Business Corporations Act, other applicable laws and these Articles, as the same may,· from time to time, be amended.  Upon the receipt by the Corporation of the consideration for which the board authorized the issuance of shares of Preferred Stock or Common Stock, such shares shall be deemed fully paid and nonassessable.

4.4           The board of directors has authority to authorize and direct the payment of dividends and the making of other distributions by the Corporation in respect of the issued and outstanding shares of Preferred Stock (i) at such times, in such amount and forms, from such sources and upon such terms and conditions as it may, from time to time, determine upon, subject only to the restrictions, limitations, conditions and requirements imposed by the Nevada Business Corporations Act, other applicable laws and these Articles of Incorporation, as the same may, from time to time, be amended, and (ii) in shares of the same class or series or in shares of any other class or series without obtaining the affirmative vote or the written consent of the holders of the shares of the class or series in which the payment or distribution is to be made.

4.5           The board of directors has authority to authorize and direct the acquisition by the Corporation of the issued and outstanding shares of Preferred Stock and Common Stock at such times, in such amounts, from such persons, for such considerations, from such sources and upon such terms and conditions as the board of directors may, from time to time, determine upon, subject only to the restrictions, limitations, conditions and requirements imposed by the Nevada Business Corporations Act, other applicable laws and these Articles, as the same may, from time to time, be amended. Such acquired shares of the Corporation will be designated ''Treasury Shares" unless specifically cancelled and withdrawn by action of the board of directors.

ARTICLE 5

LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY

5.1           A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the unlawful payment of distributions. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

ARTICLE 6

INDEMNIFICATION OF DIRECTORS AND OFFICERS

6.1           Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation, shall be indemnified and held harmless to the fullest extent legally permissible under the law of the State of Nevada from time to time against all expenses, liability and loss (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith.  Such right of indemnification shall be a contract right that may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which  such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any Bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article.  Without limiting the application of the foregoing, the board of directors may adopt Bylaws from time to time with respect to indemnification to provide at all times the fullest indemnification permitted by the law of the State of Nevada and may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation as a director of officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

ARTICLE 7

ADOPTION AND AMENDMENT OF BYLAWS

7.1           The board of directors is expressly granted the exclusive power to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE 8

AMENDMENT OF ARTICLES OF INCORPORATION

8.1           The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be signed by its President this 23rd day of September, 2010.

/s/ Thomas Mills Thomas Mills President